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                                                                    EXHIBIT 11.2

                     NORRELL CORPORATION AND SUBSIDIARIES
               COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE
         (Dollars and shares in thousands, except per share amounts)


                                                            Three Months Ended            Twelve Months Ended
                                                         -------------------------    -------------------------
                                                         October 27,   October 29,    October 27,   October 29,
                                                            1996          1995           1996          1995
                                                            ----          ----           ----          ----
INCOME AVAILABLE TO COMMON SHARES
FULLY DILUTED:
   Income from continuing operations                      $  7,275      $  4,839       $ 25,257      $ 17,326
   Loss from discontinued operations                          -             -              -             (348)
                                                          --------      --------       --------      --------
   Net income applicable to common stock                  $  7,275      $  4,839       $ 25,257      $ 16,978
                                                          ========      ========       ========      ========

Weighted Average Shares
Fully Diluted:
   Common shares                                            23,540        23,162         23,407        23,040
   Common share equivalents applicable to stock options      2,216         1,494          1,937         1,626
                                                          --------      --------       --------      --------
     Total                                                  25,756        24,656         25,344        24,666
                                                          ========      ========       ========      ========

EARNINGS PER SHARE (A)
FULLY DILUTED:
   Income from continuing operations                      $   0.28      $   0.20       $   1.00      $   0.70
   Loss from discontinued operations                           -             -              -           (0.01)
                                                          --------      --------       --------      --------
   Net income applicable to common stock                  $   0.28      $   0.20       $   1.00      $   0.69
                                                          ========      ========       ========      ========
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(a)   This calculation is submitted in accordance with Regulation S-K 601(b)(11)
      although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.